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                           August 20, 2021

       Patricia Trompeter
       Chief Executive Officer
       Astro Aerospace Ltd.
       320 W. Main Street
       Lewisville, TX 75057

                                                        Re: Astro Aerospace
Ltd.
                                                            Registration
Statement on Form S-1
                                                            Filed August 17,
2021
                                                            File No. 333-258893

       Dear Ms. Trompeter:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman at (202) 551-3794 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing